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RELEASE DATE:  Immediate

CONTACT:       Larry Kurtz
               Vice President, Corporate Communications
               510-923-2476

                     CHIRON TO LICENSE RPR FOR HSV-TK GENE
               AND CROSS-LICENSE TECHNOLOGIES WITH CIBA (NOVARTIS)

EMERYVILLE, CALIF., DECEMBER 17, 1996 -- Chiron Corporation (NASDAQ:CHIR) announced today that it has agreed to grant royalty-bearing licenses to its patents for the HSV-tk (herpes simplex virus -- thymidine kinase) gene for use in gene therapy, in conjunction with a consent and agreement that resolves the the Federal Trade Commission (FTC) review of the merger between Ciba Geigy Limited and Sandoz Ltd., creating Novartis AG. Use of the HSV-tk gene in gene therapy to address specific cancers is a leading gene therapy product development strategy of Chiron and others. Chiron expects that the licensee will be Rhone Poulenc Rorer, Inc.

     In partial consideration of Chiron's action to unblock its HSV-tk gene patents, Novartis will pay Chiron $60 million over the next five years, and has agreed to provide cross-licenses of certain Novartis gene therapy technologies and other accommodations to Chiron. These agreements are subject to the completion of the Novartis merger, which itself is subject to final approval by the FTC.

     Chiron Corporation, headquartered in Emeryville, California, is a diversified, science-driven healthcare company that combines diagnostic, vaccine and therapeutic strategies for controlling disease. Chiron participates in four global healthcare markets: diagnostics, including immunodiagnostics, critical care diagnostics and new quantitative probe tests; therapeutics, with an emphasis on oncological, infectious, neurological and cardiovascular disease; pediatric and adult vaccines: and ophthalmic surgical products for the correction of vision. Chiron also conducts research and development in the fields of biological proteins, gene therapy and combinatorial chemistry.

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